Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED AS OF JUNE 30, 2022

Subsidiary	Jurisdiction of Incorporation
Finisar Corporation	Delaware
II-VI Delaware, Inc.	Delaware
II-VI Holdings B.V.	The Netherlands
II-VI Laser Enterprise GmbH	Switzerland
Photop Technologies, Inc.	Cayman Islands
II-VI Malaysia Advanced Manufacturing Center Sdn. Bhd.	Malaysia
Finisar Sherman RE Holdco, LLC	Texas
II-VI Photonics, Inc.	People's Republic of China
Fuzhou Photop Optics Co., Ltd.	People's Republic of China
II-VI Laser Enterprise Ltd.	United Kingdom